Exhibit 99.1
VERMILLION RECEIVES FAVORABLE NASDAQ DECISION
FREMONT, Calif., June 30 — Vermillion, Inc. (NASDAQ:VRML), a molecular diagnostics company, today announced that, on June 25, 2008, the Company received the decision of the NASDAQ Listing Qualifications Panel (“Panel”) indicating that the Panel had determined to continue the listing of the Company’s securities on The NASDAQ Capital Market, subject to compliance by the Company with Marketplace Rule 4310(c)(3) by September 22, 2008. According to Marketplace Rule 4310(c)(3), the Company is required to maintain stockholders’ equity of at least $2.5 million or comply with one of the alternative listing criteria.
As disclosed on March 28, 2008, the Company was previously notified by NASDAQ regarding the Company’s non-compliance with the $35 million market value of listed securities requirement, as set forth in NASDAQ Marketplace Rule 4310(c)(3)(B), which is an alternative requirement to the minimum stockholders’ equity requirement. In response, the Company appeared before the Panel at a hearing on May 1, 2008, at which it presented its plan to evidence compliance and requested continued listing on NASDAQ pending completion of its compliance plan.
The Company plans to comply with the Panel’s conditions for continued listing on The NASDAQ Capital Market. However, there can be no assurance that the Company will be able to do so.
About Vermillion
Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at http://www.vermillion.com.
Forward Looking Statements
This news release contains forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions and the risks and uncertainties discussed in Vermillion’s latest Form 10-K and Vermillion’s periodic reports on Form 10-Q and Form 8-K. These forward-looking statements are based on Vermillion’s current expectations. Vermillion is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. Forward-looking statements cannot be guaranteed and actual results may differ materially from Vermillion’s current expectations. You are encouraged to read Vermillion’s reports filed with the U.S. Securities and Exchange Commission, available at http://www.sec.gov.
Investors:
Sue Carruthers
Vermillion, Inc.
510-505-2233